UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                              CHENIERE ENERGY, INC.
                                (Name of Issuer)

                         Common Stock, $0.003 par value
                         (Title of Class of Securities)

                                    16411R208
                                 (CUSIP Number)

                                February 3, 2003
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |x| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

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CUSIP No. 16411R208                                                  Page 2 of 8

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1          NAME OF REPORTING PERSON    Exploration Capital Partners 2000 Limited
           Partnership
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          88-0451737

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)|_|
                                                                          (b)|X|

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3          SEC USE ONLY

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4           CITIZENSHIP OR PLACE OF ORGANIZATION                          Nevada

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                        5         SOLE VOTING POWER                            0
      NUMBER OF
        SHARES        ----------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER                     715,000
       OWNED BY
        EACH          ----------------------------------------------------------
      REPORTING         7        SOLE DISPOSITIVE POWER                        0
       PERSON
        WITH          ----------------------------------------------------------
                        8        SHARED DISPOSITIVE POWER                715,000

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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  715,000

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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             ___
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                5.4%

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12         TYPE OF REPORTING PERSON                                           PN

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CUSIP No. 16411R208                                                  Page 3 of 8

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1          NAME OF REPORTING PERSON      Resource Capital Investment Corporation
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          88-0384205

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)|_|
                                                                          (b)|X|

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION                           Nevada

--------------------------------------------------------------------------------
                        5        SOLE VOTING POWER                             0
      NUMBER OF
        SHARES        ----------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER                     715,000
       OWNED BY
        EACH          ----------------------------------------------------------
      REPORTING         7        SOLE DISPOSITIVE POWER                        0
       PERSON
        WITH          ----------------------------------------------------------
                        8        SHARED DISPOSITIVE POWER                715,000

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  715,000

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             ___

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                5.4%

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12         TYPE OF REPORTING PERSON                                           CO

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CUSIP No. 16411R208                                                  Page 4 of 8

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1          NAME OF REPORTING PERSON               Rule Family Trust udt 12/17/98
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      Not Applicable

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)|_|
                                                                          (b)|X|

--------------------------------------------------------------------------------
3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION                       California

--------------------------------------------------------------------------------
                        5        SOLE VOTING POWER                             0
      NUMBER OF
        SHARES        ----------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER                     715,000
       OWNED BY
        EACH          ----------------------------------------------------------
      REPORTING         7        SOLE DISPOSITIVE POWER                        0
       PERSON
        WITH          ----------------------------------------------------------
                        8        SHARED DISPOSITIVE POWER                715,000

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  715,000

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             ___

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                5.4%

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12         TYPE OF REPORTING PERSON                                           OO

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CUSIP No. 16411R208                                                  Page 5 of 8

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1          NAME OF REPORTING PERSON                         Arthur Richards Rule
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      Not Applicable

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)|_|
                                                                          (b)|X|

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION                       California

--------------------------------------------------------------------------------
                        5        SOLE VOTING POWER                             0
      NUMBER OF
        SHARES        ----------------------------------------------------------
     BENEFICIALLY       6        SHARED VOTING POWER                     715,000
       OWNED BY
        EACH          ----------------------------------------------------------
      REPORTING         7        SOLE DISPOSITIVE POWER                        0
       PERSON
        WITH          ----------------------------------------------------------
                        8        SHARED DISPOSITIVE POWER                715,000

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  715,000

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             ___

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                5.4%

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12         TYPE OF REPORTING PERSON                                           IN

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CUSIP No. 16411R208                                                  Page 6 of 8


The Statement on Schedule 13G, dated October 11, 2002, filed by Exploration Capital 2000, Resource Capital, the Trust and Mr. Rule (all as defined below) is hereby amended and restated in its entirety to read as follows:

Item 1(a).        Name of Issuer:

                  Cheniere Energy, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  333 Clay Street, Suite 3400
                  Houston, Texas 77002

Item 2
         (a). - (c).
         Name,  Principal  Business Address and Citizenship of Persons Filing:

              (1) Exploration Capital Partners 2000 Limited Partnership
                  ("Exploration Capital 2000")
                  Citizenship: Nevada

              (2) Resource Capital Investment Corporation ("Resource Capital")
                  Citizenship: Nevada

              (3) Rule Family Trust udt 12/17/98 (the "Trust")
                  Citizenship: California

              (4) Arthur Richards Rule ("Mr. Rule")
                  Citizenship: California

     The principal address of each of the above is 7770 El Camino Real, Carlsbad, California 92009.

Item 2(d).        Title of Class of Securities:  Common Stock, $0.003 par value

Item 2(e).        CUSIP Number:  16411R208

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a)/ /   Broker or dealer registered under Section 15 of the
                  Exchange Act.
         (b)/ /   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)/ /   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.
         (d)/ /   Investment company registered under Section 8 of the
                  Investment Company Act.
         (e)/ /   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E).
         (f)/ /   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).
         (g)/ /   A parent holding company or control person in accordance
                  with Rule 13d-1(b)(ii)(G).
         (h)/ /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.
         (i)/ /   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.
         (j)/ /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not Applicable

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CUSIP No. 16411R208                                                  Page 7 of 8


Item 4.     Ownership.

            The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

            Percentage ownership based on 13,297,393 shares of Common Stock of the Issuer outstanding at February 5, 2003.

            This Statement is filed by (i) Exploration Capital 2000, as the direct beneficial owner of 715,000 shares of Common Stock of the Issuer; (ii) by virtue of its position as General Partner of Exploration Capital 2000, by Resource Capital; (iii) by virtue of its indirect ownership and control of Exploration Capital 2000 (as owner of 90% of Resource Capital), by the Trust; and (iv) by virtue of his positions with Resource Capital and ownership interest in the Trust, as described in the following sentence, by Mr. Rule. Mr. Rule is President and a Director of Resource Capital and, with his wife, is co-Trustee of the Trust, which owns 90% of Resource Capital.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 16411R208                                                  Page 8 of 8


                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 6, 2003     Exploration Capital Partners 2000 Limited Partnership

                           By: Resource Capital Investment Corporation, its
                                 general partner

                           By: /s/ Keith Presnell
                               ---------------------------------------
                               Keith Presnell, Chief Financial Officer

Date: February 6, 2003     Resource Capital Investment Corporation

                           By: /s/ Keith Presnell
                               ---------------------------------------
                               Keith Presnell, Chief Financial Officer

Date: February 6, 2003     Rule Family Trust udt 12/17/98

                           By: /s/ Keith Presnell
                               ---------------------------------------
                               Keith Presnell, Attorney-in-Fact for
                                 Arthur Richards Rule, Trustee

Date: February 6, 2003     Arthur Richards Rule, individually

                           By: /s/ Keith Presnell
                               ---------------------------------------
                               Keith Presnell, Attorney-in-Fact